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                                                                     EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

         The following is a list of the active subsidiaries of the Company as of March 26, 1999, indicating the jurisdiction of incorporation of each and the names under which such subsidiaries conduct business.

       NAME OF BUSINESS (% OWNERSHIP)             JURISDICTION OF INCORPORATION
       -----------------------------              -----------------------------
       Ladenburg, Thalmann Group Inc. (100%)                Delaware
       Ladenburg, Thalmann & Co. Inc. (100%)                Delaware
       Thinking Machines Corporation (72.7%)                Delaware
       BrookeMil Ltd. (99.1%)                               Cayman Islands
       ALKI Corp. (100%)                                    Delaware

         Not included above are other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as such term is defined by Rule 1-02(w) of Regulation S-X.